EXHIBIT 99.1

TOMI ENVIRONMENTAL SOLUTIONS, INC. REPORTS CONSECUTIVE QUARTERLY NET PROFIT

-          Company Reports Operating Income of $149,000 and Positive Net Income

-          Performance Driven by Growth in International, Mobile Equipment, and iHP Corporate Service Sales

FREDERICK, MD, October 30, 2024 — TOMI Environmental Solutions, Inc.® (“TOMI”) (NASDAQ: TOMZ), a global company specializing in disinfection and decontamination utilizing its premier Binary Ionization Technology (BIT) platform through its SteraMist brand of products, today announced its third quarter 2024 results.

TOMI Chief Executive Officer, Dr. Halden Shane, stated, “Our positive momentum continued into the third quarter, marking our second consecutive profitable quarter in 2024. This achievement was driven by increased revenue, improved margins, and strategic cost reductions. We also generated positive cash flow, benefiting from improved receivables and reduced operating expenses.”

“These efforts contributed to a quarterly net income of $59,000. Our revenue for the third quarter increased by 73% year-over-year to $2.5 million, and year-to-date revenue reached $6.7 million, representing a 14.5% increase over the same period in 2023. Additionally, we continue to see traction with our razor/razor blade model as our BIT Solution sales have increased by 13% year to date.  We remain steadfast in our commitment to executing our strategic initiatives to drive revenue growth in current and new markets, reduce operating expenses, and continue to deliver increased results and shareholder value,” Dr. Shane concluded.

Financial Results for the three months ended September 30, 2024, compared to September 30, 2023

•	Total net revenue was $2,542,000 compared to $1,470,000.

•	Gross margin was 61.4% compared to 55.0%.

•	Operating income was $149,000, compared to an operating loss of ($901,000).

•	Net income was $59,000 or $0.00 per basic and diluted share, compared to a net loss ($901,000) or ($0.05) per basic and diluted share.

•	Adjusted EBITDA was $219,000 compared to $(807,000) in the same prior year period. A table reconciling EBITDA to the appropriate GAAP financial measure is included with the Company’s financial information below

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Financial Results for the nine months ended September 30, 2024, compared to September 30, 2023

•	Total net revenue was $6,670,000 compared to $5,827,000.

•	Gross margin was 61.3% compared to 59.2%.

•	Operating loss was ($956,000), compared to ($2,178,000).

•	Net loss was ($1,221,000) or ($0.06) per basic and diluted share, compared to a net loss ($2,177,000) or ($0.11) per basic and diluted share.

•	Adjusted EBITDA was ($587,000) compared to ($1,746,000) in the same prior year period. A table reconciling EBITDA to the appropriate GAAP financial measure is included with Company’s financial information below

Balance sheet highlights as of September 30, 2024

•	Cash and cash equivalents were approximately $809,000

•	Working capital was $6.9 million.

•	Shareholders’ equity was $7.4 million.

Recent Business Highlights:

•	We continue to see improved financial results as the third quarter marks our second consecutive profitable quarter in our 2024 calendar year. The improved financial results are largely due to higher revenue, improved gross profit margins, and strategic reductions in operating expenses. We also were cash flow positive in the third quarter due to the improved turnover in our accounts receivable and lower monthly outgoing cash expenditures with management’s spending cuts. We continue to expand our customer base and secured significant agreements and new partnerships.

•	Revenue for the third quarter 2024 was $2,542,000 which represents $1,072,000 or 73% growth compared to the third quarter of the prior year. The higher revenue was attributable to increased demand for our SteraMist iHP mobile units and higher iHP Corporate Service revenue.

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•	Overall sales volume and sales order activity for the nine months ended September 2024 amounted to $7,200,000 which consisted of approximately $6,700,000 in recognized revenue and an approximate sales backlog of $500,000 at the end of the quarter.

•	Our third quarter international revenue grew by 82%, driven by new customers in Canada, South Africa, and India, compared to the same period in 2023.

•	Management's strategic cost reduction initiatives, implemented in the second quarter, were fully realized in the third quarter, resulting in a 10% decrease in operating expenses compared to the same period last year.

•	We are expanding our market presence in the food safety sector, with a 208% increase in end users since 2020 and are currently engaged in numerous feasibility studies with both small and large enterprises.

•	We also want to highlight our awareness of the various challenges currently affecting the food market, ensuring we meet their evolving needs during critical times and to prevent contamination to the world’s food supply.

Conference Call Information

TOMI will hold a conference call to discuss Third Quarter 2024 results at 4:30 p.m. ET today, October 30, 2024.

To participate in the call by phone, dial (888) 506-0062 approximately five minutes prior to the scheduled start time and provide participant access code 617413, or request the "TOMI Environmental Solutions third quarter earnings call." International callers please dial (973) 528-0011. To access the live webcast or view the press release, please visit the Investor Relations section of the TOMI website or register at the following link:

https://www.webcaster4.com/Webcast/Page/2262/51494.

A replay of the teleconference will be available until Wednesday, November 6, 2024, and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use replay access code: 51494. A replay of the webcast will be available for at least 90 days on the company’s website, starting approximately one hour after the completion of the call.

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TOMI™ Environmental Solutions, Inc.: Innovating for a safer world®

TOMI™ Environmental Solutions, Inc. (NASDAQ:TOMZ) is a global decontamination and infection prevention company, providing environmental solutions for indoor surface disinfection through the manufacturing, sales and licensing of its premier Binary Ionization Technology® (BIT™) platform. Invented under a defense grant in association with the Defense Advanced Research Projects Agency (DARPA) of the U.S. Department of Defense, BIT™ solution utilizes a low percentage Hydrogen Peroxide as its only active ingredient to produce a fog of ionized Hydrogen Peroxide (iHP™). Represented by the SteraMist® brand of products, iHP™ produces a germ-killing aerosol that works like a visual non-caustic gas.

TOMI products are designed to service a broad spectrum of commercial structures, including, but not limited to, hospitals and medical facilities, cruise ships, office buildings, hotel and motel rooms, schools, restaurants, meat and produce processing facilities, military barracks, police and fire departments, and athletic facilities. TOMI products and services have also been used in single-family homes and multi-unit residences.

TOMI develops training programs and application protocols for its clients and is a member in good standing with The American Biological Safety Association, The American Association of Tissue Banks, Association for Professionals in Infection Control and Epidemiology, Society for Healthcare Epidemiology of America, America Seed Trade Association, and The Restoration Industry Association.

For additional information, please visit https://www.steramist.com or contact us at info@tomimist.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management’s judgment, beliefs, current trends, and anticipated product performance. These forward-looking statements include, without limitation, our strategies to grow revenue and expand business development, financial performance and operating results for 2024; our ability to generate lead and referral for sales; our ability to service and retain new customers; and our ability to further expand into our industry sectors. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, our ability to acquire new customers and expands sales; our ability to maintain and manage growth and generate sales, our reliance on a single or a few products for a majority of revenues; the general business and economic conditions; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed by us with the SEC and other periodic reports we filed with the SEC. The information provided in this document is based upon the facts and circumstances known at this time. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today’s date, unless otherwise stated, and we undertake no duty to update such information, except as required under applicable law.

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TOMI ENVIRONMENTAL SOLUTIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
TOMI ENVIRONMENTAL SOLUTIONS, INC.
ASSETS

Current Assets:	September 30, 2024 (Unaudited)	December 31, 2023
Cash and Cash Equivalents	$809,037	$2,339,059
Accounts Receivable - net	3,146,390	2,429,929
Other Receivables	164,150	164,150
Inventories	4,580,115	4,627,103
Vendor Deposits	97,488	29,335
Prepaid Expenses	345,842	371,298
Total Current Assets	9,143,022	9,960,874

Property and Equipment – net	914,156	1,048,642

Other Assets:
Intangible Assets – net	1,108,614	1,123,246
Operating Lease - Right of Use Asset	417,190	467,935
Long Term Accounts Receivable - net	206,240	206,240
Other Assets	672,565	550,677
Total Other Assets	2,404,609	2,348,098
Total Assets	$12,461,787	$13,357,614

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts Payable	$1,552,223	$1,267,029
Accrued Expenses and Other Current Liabilities	537,509	675,491
Current Portion of Long-Term Operating Lease	125,666	115,658
Total Current Liabilities	2,215,398	2,058,178

Long-Term Liabilities:
Long-Term Operating Lease, Net of Current Portion	546,844	642,527
Convertible Notes Payable, net of unamortized debt discount of $255,126 and $301,985 at September 30, 2024 and December 31, 2023, respectively	2,344,874	2,298,015
Total Long-Term Liabilities	2,891,718	2,940,542
Total Liabilities	5,107,116	4,998,720

Commitments and Contingencies

Shareholders’ Equity:
Cumulative Convertible Series A Preferred Stock; par value $0.01 per share, 1,000,000 shares authorized; 63,750 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	638	638
Cumulative Convertible Series B Preferred Stock; $1,000 stated value; 7.5% Cumulative dividend; 4,000 shares authorized; none issued and outstanding at June 30, 2024 and December 31, 2023, respectively	-	-
Common stock; par value $0.01 per share, 250,000,000 shares authorized; 20,015,205 and 19,923,955 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	200,152	199,240
Additional Paid-In Capital	58,201,140	57,985,245
Accumulated Deficit	(51,047,259)	(49,826,229)
Total Shareholders’ Equity	7,354,671	8,358,894
Total Liabilities and Shareholders’ Equity	$12,461,787	$13,357,614

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TOMI ENVIRONMENTAL SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Three Months Ended		For The Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023

Sales, net	$2,542,251	$1,470,019	$6,669,730	$5,826,890
Cost of Sales	981,124	661,087	2,583,419	2,376,442
Gross Profit	1,561,127	808,932	4,086,311	3,450,448

Operating Expenses:
Professional Fees	104,941	207,673	387,267	456,518
Depreciation and Amortization	69,909	93,929	224,384	273,265
Selling Expenses	226,593	283,054	881,927	1,160,752
Research and Development	56,338	76,339	185,923	220,587
Consulting Fees	44,338	44,355	181,068	188,722
General and Administrative	909,906	1,004,618	3,181,304	3,328,726
Total Operating Expenses	1,412,025	1,709,968	5,041,873	5,628,570
Income (loss) from Operations	149,102	(901,036)	(955,562)	(2,178,122)

Other Income (Expense):
Interest Income	3,480	256	15,231	1,264
Interest Expense	(93,620)	-	(280,699)	-
Total Other Income (Expense)	(90,140)	256	(265,468)	1,264

Income (loss) before income taxes	58,962	(900,780)	(1,221,030)	(2,176,858)
Provision for Income Taxes	-	-	-	-
Net Income (loss)	$58,962	$(900,780)	$(1,221,030)	$(2,176,858)

Net income (loss) Per Common Share
Basic	$0.00	$(0.05)	$(0.06)	$(0.11)
Diluted	$0.00	$(0.05)	$(0.06)	$(0.11)

Basic Weighted Average Common Shares Outstanding	20,015,205	19,823,955	19,984,179	19,818,241
Diluted Weighted Average Common Shares Outstanding	20,096,751	19,823,955	19,984,179	19,818,241

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	For The Three Months Ended		For The Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss)	$58,962	$(900,780)	$(1,221,030)	$(2,176,858)

Depreciation and Amortization	69,909	93,929	224,384	273,265
Interest Expense	93,620	-	280,699	-
Interest Income	(3,480)	(256)	(15,231)	(1,264)
Other	-	-	-	-
EBITDA Profit/(Loss)	$219,011	$(807,107)	$(731,178)	$(1,904,857)

Equity Compensation Expense	-	-	144,307	158,833
Other	-	-	-	-
Adjusted EBITDA Profit/ (Loss)	$219,011	$(807,107)	$(586,871)	$(1,746,024)

Net revenue	$2,542,251	$1,470,019	$6,669,730	$5,826,890
Adjusted EBITDA Margin	9%	-55%	-9%	-30%

INVESTOR RELATIONS CONTACT:

John Nesbett/Rosalyn Christian

IMS Investor Relations

tomi@imsinvestorrelations.com

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